UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):

June 8, 2007

COLEY PHARMACEUTICAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51472	06-1506689
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification no.)

93 Worcester Street, Suite 101

Wellesley, MA 02481

(781) 431-9000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement; and

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On June 8, 2007, Coley Pharmaceutical Group, Inc. (“Coley”) entered into an Asset Purchase and License Agreement with 3M Company (“3M”) and 3M Innovative Properties Company (the “Asset Purchase and License Agreement”) pursuant to which Coley has acquired the majority of 3M’s therapeutic Toll-like receptor (TLR) cancer programs. Under the terms of the agreement, 3M will receive guaranteed cash payments totaling $20 million over a three year period, including an immediate payment of $5 million. In addition, 3M could potentially receive milestone payments, as well as royalties from the sale of any products that are developed and commercialized in association with this acquisition.

The acquisition includes a pipeline of clinical and preclinical small molecule candidates targeting TLR7 and TLR8, as well an intellectual property estate of more than 200 issued and several hundred pending patents and a library of approximately 10,000 small molecule compounds that stimulate TLR7 and TLR8.

Coley issued a press release announcing the Asset Purchase and License Agreement on June 11, 2007. The press release is incorporated herein by reference and is attached to this Current Report on Form 8-K as Exhibit 99.1.

The text of the Asset Purchase and License Agreement will be filed as an exhibit to Coley’s quarterly report on Form 10-Q for the quarter ending June 30, 2007.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d) The following exhibit is furnished with this report:

Exhibit Number	Description
99.1	Press Release of Coley Pharmaceutical Group, Inc. dated June 11, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLEY PHARMACEUTICAL GROUP, INC.

Dated: June 11, 2007	By:	/s/ Charles H. Abdalian, Jr.
Charles H. Abdalian, Jr. Chief Financial Officer